FIRST TRUST EXCHANGE-TRADED FUND VI
                       120 EAST LIBERTY DRIVE, SUITE 400
                            WHEATON, ILLINOIS 60187


                                 March 7, 2016


Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549


      Re:    First Trust Dorsey Wright Dynamic Focus 5 ETF (the "Fund")


Ladies and Gentlemen:

      The undersigned, First Trust Exchange-Traded Fund VI (the "Registrant") and First Trust Portfolios L.P., the principal underwriter of the Fund, pursuant to the provisions of Rule 461 of the General Rules and Conditions of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, hereby respectfully request that the Commission grant acceleration of the effectiveness of Post-Effective Amendment No. 60 to the Registrant's Registration Statement on Form N-1A (Registration No. 333-171759), filed on March 4, 2016, so that the same may become effective at 9:00 a.m., Eastern Time on March 8, 2016, or as soon thereafter as practicable.

                                             Very truly yours,

                                             First Trust Exchange-Traded Fund VI

                                             By: /s/ W. Scott Jardine
                                                 -------------------------------
                                                 W. Scott Jardine, Secretary


                                             First Trust Portfolios L.P.

                                             By: /s/ W. Scott Jardine
                                                 -------------------------------
                                                 W. Scott Jardine, Secretary